Exhibit 6.2

Research and Development Partnership Agreement

This Research and Development Partnership Agreement (the “Agreement”), effective as of the date last signed below (the, “Effective Date”) is entered into by and between Ally Robotics, Inc. (“Ally”), a Delaware, corporation, with its principal place of business located at 12280 NE District Way, Bellevue, Washington 98005, and, Miso Robotics, Inc. (“Miso”), a Delaware corporation, with its principal place of business located at 680 E Colorado Blvd Suite 500, Pasadena, CA 91101. Miso and Ally may also be referred to herein collectively as “Parties” and individually each as, a “Party.”

RECITALS

A. Miso is a leader in the restaurant technology industry.

B. Ally Robotics is building a reliable, smart, and safe light-weight robotic arm for the restaurant industry and beyond.

C. Miso and Ally desire to enter into a partnership based on mutual benefit in the area of research and development of robotic arm technology in the restaurant space, with the goal to maximize the marketability of both Miso and Ally products, as well as making progress against the labor challenges currently faced by restaurant owners.

NOW THEREFORE, the purpose of this AGREEMENT is to provide the framework for future research and development activities between Miso and Ally.

1. PURPOSE.

1.1 Agreement. The purpose of this Agreement is to provide the framework for future research and development activities between Miso and Ally.

2. PILOT PROGRAM.

2.1 Pilot Program. The Parties agree to initiate a series of pilot test and development activities using Ally robotic arms at Miso headquarters, and at approved Miso customer sites as necessary (the “Pilot Program), the specific terms of which will be determined at a later date.

3. NON-BINDING STATEMENT OF INTENT.

3.1 When the Pilot Program is complete and Ally robotic arms are commercially available, Miso intends to purchase up to 3,000 units. Assuming the parties agree to purchasing terms and all units are sold, the value of the potential future commercial agreement will be $30,000,000.

2.            OBLIGATIONS.

2.1 Contractual Relationship. The Parties acknowledge that no contractual relationship is created between them by this Agreement.

2.2. Mutual Agreement. It is mutually agreed upon and understood by and among the Parties of this Agreement that:

2.2.1. In no way does this agreement restrict involved Parties from participating in similar agreements with other public or private agencies, organizations, and individuals.

2.2.2. Nothing in this Agreement shall obligate any Party to the transfer of funds. Any endeavor involving reimbursement or contribution of funds between the Parties of this Agreement will be handled in accordance with applicable laws, regulations, and procedures. Such endeavors will be outlined in separate agreements that shall be made in writing by representatives of the Parties involved and shall be independently authorized by appropriate statutory authority. This Agreement does not provide such authority. This Agreement is not intended to and does not create any right, benefit, or trust responsibility.

2.2.3. This Agreement will be effective upon the signature of both Parties.

2.2.4. Any Party may terminate its participation in this Agreement by providing written notice to other Party.

3.            CONFIDENTIALITY

3.1 Definition. Each Party desires to furnish to the other Party certain information that the disclosing Party regards as proprietary. Such information may include, but is not limited to, information relating to products, manufacturing processes, unit pricing, supply chain information, financial documents, business strategies and plans, customer lists, research and development programs, quality and reliability information production disk drives, and failure analysis information (“Confidential Information”). Confidential Information may be furnished in any tangible or intangible form including, but not limited to, writings, drawings, computer tapes and other electronic media, samples, and oral communications. Any Confidential Information furnished in tangible form shall be conspicuously marked as “Confidential” or “Secret”. Confidential Information may also include information disclosed to a disclosing Party by third Parties. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing Party; (ii) becomes publicly known and made generally available after disclosure by the disclosing Party to the receiving Party through no action or inaction of the receiving Party; (iii) is already in the possession of the receiving Party at the time of disclosure by the disclosing Party as shown by the receiving Party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving Party from a third Party without a breach of such third Party’s obligations of confidentiality; (v) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information, as shown by documents and other competent evidence in the receiving Party’s possession; or (vi) is required by law to be disclosed by the receiving Party, provided that the receiving Party gives the disclosing Party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

3.2 Non-use and Non-disclosure. Each Party agrees not to use any Confidential Information of the other Party for any purpose except as necessary to perform its obligations or exercise its rights under this Agreement. For a period of five (5) years from the date of disclosure by the disclosing Party each Party agrees that, not to disclose any Confidential Information of the other Party to third Parties or to such Party’s employees, except to those employees of the receiving Party and third Party contractors who have executed non-disclosure agreements at least as protective of the Confidential Information as this Agreement and who are required to have the Confidential Information in order to perform obligations or exercise rights under this Agreement.

3.3 Maintenance of Confidentiality. Each Party agrees that it shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other Party. Without limiting the foregoing, each Party shall take at least those measures that it takes to protect its own most highly confidential information and shall ensure that its employees who have access to Confidential Information of the other Party have signed a non-use and non-disclosure agreement in content similar to the provisions hereof, prior to any disclosure of Confidential Information to such employees. Neither Party shall make any copies of the Confidential Information of the other Party unless the other Party previously approves the same in writing. Each Party shall reproduce the other Party’s proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original.

3.4 Authorized Disclosure. Notwithstanding the provisions of this Agreement, each Party may disclose the terms of this Agreement (i) in connection with the requirements of an initial public offering or securities filing; (ii) in confidence, to accountants, banks, financing sources, attorneys and their advisors; (iii) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; and (iv) in confidence, to any purchaser of such Party’s assets or to any successor by way of merger, consolidation or otherwise.

4.            TERM & TERMINATION

4.1 Term. The arrangements made by the Parties by this Agreement shall remain in place from the Effective Date until May 31, 2023. The term can be extended only by agreement of all of the Parties.

4.2 Termination. Either Party shall have the right to terminate this Agreement for any reason upon giving the other Party thirty (30) days prior notice of termination to the other Party. If a Party gives such notice then the Agreement shall automatically terminate at the end of that period.

4.3 Return of Materials. Within 10 business days after the termination or expiration of this Agreement, both Parties shall return to each other all Confidential Information in its possession or, if so instructed by Miso or Ally, destroy the Confidential Information and provide each other with written certification regarding such destruction. Ally or Miso shall not make, use, dispose of or retain any copies of any confidential items or information that may have been entrusted to it. Effective upon the termination or expiration of this Agreement, Ally or Miso shall cease to use of all Trademarks.

5.            MISCELLANEOUS

5.1 Publicity. Each Party may engage in ongoing advertising, publicity, press releases, or other disclosures of information (other than Confidential Information) concerning this Agreement during the term of this Agreement without prior written authorization from the other Party, provided neither Party engages in deceptive, misleading, or unethical practices in its marketing and selling of Products.

5.2 Intellectual Property. The Parties acknowledge that the activities arising our of this partnership and participation in the Pilot Program could result in improvements to Ally’s intellectual property, as well as the development of new intellectual property. Parties agree that Ally is sole owner of any intellectual property specific to Ally’s products, which is improved, or newly developed, as a result of their participation in this partnership and Pilot Program.

5.3 Independent Contractors. Ally and Miso are independent contractors. Nothing in this Agreement is intended to establish or authorize either Party as an agent, partner, legal representative, joint venture, franchisee, employee, or servant of the other for any purpose. Neither Party will make any contract, agreement, warranty, or representation on behalf of the other Party, or incur any debt or other obligation in the name of the other Party, or act in any manner that has the effect of making that Party the apparent agent of the other. Neither Party will assume liability for, or be deemed liable as a result of, any such action by the other Party. Neither Party will be liable by reason of any act or omission of the other Party in the conduct of its business or for any resulting claim or judgment.

5.4 Assignment. Neither Party may assign or transfer the responsibilities or agreement made herein without the prior written consent of the non-assigning Party, which approval shall not be unreasonably withheld.

5.5 Choice of Law. This Agreement shall be construed and interpreted in accordance with the law of the State of California (except its choice of law rules).

5.6 Severability. If any term, condition, or provision of this Agreement, or portion thereof, is found to be invalid, unlawful or unenforceable to any extent, the Parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. Such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

5.7 Notices. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid, (registered or certified), or sent by telecopy, to the Party to receive the notice at the address set forth at the beginning of this Agreement or such other address as either Party may specify in writing. All such notices shall be effective upon receipt.

5.8 Amendments. This Agreement may be amended or supplemented in writing, if the writing is signed by both Parties under this Agreement.

5.9 Entire Agreement. This AGREEMENT contains the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect to said subject matter.

5.10 Covenant of Good Faith. Except where an obligation is specifically identified as being in a Party’s sole discretion, each Party, in its respective dealings with the other Party under or in connection with these General Terms and each Contract, shall act in good faith and with fair dealing.

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IN WITNESS WHEREOF, the Parties have caused this AGREEMENT to be signed by their duly authorized representatives as of the Effective Date.

Ally Robotics, Inc.	Miso Robotics, Inc.

Name: Mitch Tolson	Name: Mike Bell

Title: Chief Executive Officer	Title: Chief Executive Officer

Signature: __________________________	Signature: __________________________

Date: ______________________________	Date: ______________________________